Exhibit 99.01

BIGtoken Reports Q3 Revenues with 115% Nine Month Year-over-Year

Growth; BritePool Merger Expected to Close in the Fourth Quarter

WESTLAKE VILLAGE, Calif.—(BUSINESS WIRE)—Force Protection Video Equipment Corp. (OTC: FPVD), DBA BIGtoken, the leading ethically-sourced identity, data, and insights creation platform, today reported its financial results for the quarter ended September 30, 2021.

In the third quarter of 2021, BIGtoken generated revenues of $765,000, a 33% increase versus third quarter 2020 revenues. BIGtoken revenues for the first nine months of 2021 totaled $2,469,000, an increase of 115% versus the comparable period in 2020.

“We continue to prove that a consumer-first approach to data results in superior advertising results for our partners and our growth reflects that,” says George Stella, co-founder and president of BIGtoken. “We believe that the anticipated merger with BritePool will accelerate our revenue growth and bring us closer to creating the next generation of consumer centric first-party data and identities at scale,” he added.

Business Highlights

On September 27, 2021, BIGtoken and BritePool, an identity verification company for advertisers and publishers, entered into an agreement and plan of merger to merge BritePool with a wholly owned subsidiary of BIGtoken. The Company anticipates that the merger will close during the fourth quarter of 2021.

Financial Results for the Quarter Ended September 30, 2021

All of the below comparisons to periods prior to the completion of the share exchange transaction (closed in February 2021) are based on carve-out financials and allocation of expenses agreed upon by the BIGtoken and SRAX (former company parent) and may not be indicative of any future financial performance of the Company.

●	Revenues: Revenues for the three-month period ended September 30, 2021, increased to $765,000 from $576,000 in the comparable period in 2020, a 33% increase. Revenues for the nine-month period ended September 30, 2021, increased to $2,469,000 from $1,146,000 in the comparable period in 2020, a 115% increase. These increases are primarily driven by the increased adoption by large advertising clients of the Company’s media services.

●	Gross Profit Margin: Gross profit margin for the three-month period-ended September 30, 2021, increased to 73% as compared to 60% in 2020. Gross profit margin for the nine-month period ended September 30, 2021, increased to 71% as compared to 57% in 2020. The increase is driven by optimized usage of third-party services.

●	Operating Expenses: Operating costs for the three-month period ended September 30, 2021, increased to $2,617,000, or by 42%, as compared to $1,837,000 for the comparable period in 2020. Operating costs for the nine-month period-ended September 30, 2021, decreased to $7,319,000, or by 3% as, compared to $7,506,000 for the comparable period in 2020. The overall decrease in operating expenses were attributable to the reductions in staffing related and other general administrative expenses attributable to our legacy media verticals, and the reduction of our BIGtoken point liability. We experienced an increase in professional service fees for legal services related to our reverse merger, capital fund raising and the recently announced merger aggregating to $1,100,000 and employment of several consultants.

About BIGtoken

BIGtoken is the leading ethically-sourced identity, data, and insights creation platform. Through a transparent platform and consumer reward system, BIGtoken offers users choice, transparency, and compensation for their anonymized data. Participating consumers earn rewards and advertisers and media companies get access to insights from compliant, zero-party data for marketing and media activation. For more information on BIGtoken, visit BIGtoken.com.

About BritePool

BritePool is an identity verification company for advertisers and publishers. The company provides advertisers with brand safety, privacy, and analytics for data connections when third-party cookies and MAIDs no longer can be used. BritePool’s exact, frequency-controlled identity verification services enable accurate targeting, advertising delivery and attribution. For more information, visit BritePool.com.

Cautionary Statement Regarding Forward Looking Information:

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Force Protection Video Equipment Corp.’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contacts

Natalie Santos

ir@bigtoken.com